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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-110206 of Psychiatric Solutions, Inc. of our report for Ramsay Youth Services, Inc. dated March 14, 2003 (April 8, 2003 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Ramsay Youth Services, Inc. changing its method of accounting for goodwill and other intangible assets by adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1,
2002), appearing in the Prospectus, which is part of this Registration
Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Certified Public Accountants
Miami, Florida

December 1, 2003